Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Kristin Brown, Director of Investor Relations (617) 796-8251 www.ta-petro.com
TravelCenters of America Inc. Announces First Quarter 2021 Financial Results
Net Loss of $5.7 Million Improved $12.8 Million for the 2021 First Quarter Over Prior Year Period
Net Loss Per Share of Common Stock Attributable to Common Stockholders of $0.40 Improved $1.83 for the 2021 First Quarter Over Prior Year Period
Adjusted EBITDA Increased 106.9% for the 2021 First Quarter Over Prior Year Period
Adjusted EBITDAR Increased 19.5% for the 2021 First Quarter Over Prior Year Period
_____________________________________________________________________________________
Westlake, OH (May 3, 2021): TravelCenters of America Inc. (Nasdaq: TA) today announced financial results for the quarter ended March 31, 2021.
Jonathan M. Pertchik, TA's CEO, made the following statement regarding the 2021 first quarter results:
"Our improved operating results in the first quarter demonstrate the early progress of our Transformation Plan, despite the continuing adverse impact of the pandemic on our full service restaurants and gasoline volumes. We reduced our net loss from $18.5 million to $5.7 million and more than doubled adjusted EBITDA from $13.8 million to $28.6 million compared to the prior year first quarter, with the improvement driven primarily by a $12.4 million increase in nonfuel gross margin and a $9.3 million reduction in site level operating expense. Our discipline in rationalizing and managing expenses continues to be a primary factor in delivering improved results, helping to drive a 230 basis point improvement in adjusted EBITDAR margin versus the prior year first quarter.
"While diesel fuel sales volume increased 13.6% over the prior year first quarter, overall fuel gross margin decreased 5.5% because of low volatility in the diesel fuel market that began during the fourth quarter and persisted into early March of 2021 as well as lower gasoline volume as a result of reduced four wheel traffic. Total nonfuel revenues increased 5.4% over the prior year first quarter, driven by significant growth in store and retail services, truck service and diesel exhaust fluid, or DEF. Excluding full service restaurants, many of which remain closed due to governmental mandates and our own precautions and decisions, total nonfuel revenues increased 12.0% over the prior year first quarter.

"We continue to move forward with our expansive capital plan, which focuses on improving the customer experience through remedial site improvements, reimagined restaurant offerings, information technology upgrades and increased availability of biodiesel and DEF. We also recently announced our commitment to sustainability and alternative energy with the creation of a new business division, eTA, to serve the changing needs of our customers and their energy requirements. With eTA we plan to be a leader in the area of sustainability and alternative energy in the travel center industry. We were recently awarded a California Energy Commission grant and are developing collaborative relationships with groups in both electric and hydrogen vehicles."

Reconciliations to GAAP:
Adjusted net loss, adjusted net loss per share of common stock attributable to common stockholders, EBITDA, adjusted EBITDA, adjusted EBITDAR and adjusted EBITDAR margin are non-GAAP financial measures. The U.S. generally accepted accounting principles, or GAAP, financial measures that are most directly comparable to the non-GAAP measures disclosed herein are included in the supplemental tables below.
First Quarter 2021 Highlights:
•Cash and cash equivalents of $520.0 million and availability under TA's revolving credit facility of $84.3 million for total liquidity of $604.3 million as of March 31, 2021.
•The following table presents detailed results for TA's fuel sales for the 2021 and 2020 first quarters.

(in thousands, except per gallon amounts)	Three Months Ended March 31,
	2021	2020	Change
Fuel sales volume (gallons):
Diesel fuel	487,219	429,022	13.6%
Gasoline	56,553	59,764	(5.4)%
Total fuel sales volume	543,772	488,786	11.2%

Fuel gross margin	$77,430	$81,955	(5.5)%
Fuel gross margin per gallon	$0.142	$0.168	(15.5)%
•The following table presents detailed results for TA's nonfuel revenues for the 2021 and 2020 first quarters.

(in thousands, except percentages)	Three Months Ended March 31,
2021	2020	Change
Nonfuel revenues:
Store and retail services	$171,772	$151,818	13.1%
Truck service	171,131	153,967	11.1%
Restaurant	73,869	94,212	(21.6)%
Diesel exhaust fluid	31,142	25,010	24.5%
Total nonfuel revenues	$447,914	$425,007	5.4%

Nonfuel gross margin	$275,692	$263,288	4.7%
Nonfuel gross margin percentage	61.6%	61.9%	(30)	pts
•Net loss of $5.7 million improved $12.8 million, or 69.0%, and adjusted net loss of $5.3 million improved $7.1 million, or 57.5%, as compared to the prior year period.
•Operating margin increased to 0.4% from negative 1.3% from the prior year period.
•Adjusted EBITDA of $28.6 million increased $14.8 million, or 106.9%, as compared to the prior year period.
•Adjusted EBITDAR of $92.5 million increased $15.1 million, or 19.5%, as compared to the prior year period.
•Adjusted EBITDAR margin increased to 17.6% from 15.3% for the prior year period.
QSL Business Sale
On April 21, 2021, TA completed the sale of its Quaker Steak & Lube, or QSL, business, which includes 41 of its standalone restaurants, for $5.0 million, excluding costs to sell and certain closing adjustments.

Growth and Cost Control Strategies
During the 2020 second quarter, TA commenced a strategic transformation, or its Transformation Plan, consisting of numerous initiatives across its organization for the purpose of expanding its travel center network, improving and enhancing operational efficiencies and profitability, strengthening its financial position and in support of its core mission to "Return every traveler to the road better than they came." Among these initiatives was a corporate restructuring that resulted in immediate selling, general and administrative expense savings and included significant leadership appointments of qualified candidates who bring new and valuable experiences as well as initiative, critical skills and new visions and approaches to TA's business. Key among these initiatives was the creation of a centralized procurement group to drive economies of scale in pricing, increased leverage in vendor negotiations and ultimately lead to substantial purchasing savings and a streamlined operation. Other key initiatives are focused in areas of liquidity, expanding TA's franchise base, increasing diesel fuel and gasoline gross margin and fuel sales volume, increasing market share in the truck service business, improving merchandising and increasing gross margin in store and retail services, improving operating effectiveness in TA's food service offerings and improving information technology systems, while focusing on opportunities to rationalize and control costs.
Since the beginning of 2019, TA has entered into franchise agreements covering 38 travel centers to be operated under its travel center brand names; four of these franchised travel centers began operations during 2019, 10 began operations during 2020, one began operations during the 2021 first quarter, one began operations in the 2021 second quarter to date and TA expects the remaining 22 to open by the 2022 second quarter.
TA's capital expenditures plan for 2021 contemplates aggregate investments in the range of $175.0 million to $200.0 million targeted towards improving and growing TA's core travel center business. The 2021 capital expenditures plan includes projects to upgrade TA's travel center locations and technology systems infrastructure as well as growth initiatives. Approximately half of TA's capital expenditure plan for 2021 is focused on growth initiatives that TA expects will meet or exceed TA's 15% to 20% cash on cash return hurdle.
Importantly, TA is committed to embracing environmentally friendly sources of energy and have formed a new business division, eTA, that will seek to deliver sustainable and alternative energy to the marketplace and focus on partnering with the public sector, private companies and customers to facilitate industry transformation. This business division will extend TA's commitment to providing the widest range of non-fuel offerings across its sites. Recent accomplishments include continued expansion of TA's biodiesel blending capabilities and availability of DEF at the pump. Moreover, TA has hired a senior leader and has begun to onboard additional dedicated internal resources, as well as create relationships within the supply, storage and distribution chain, with respect to its alternative energy initiative. TA believes its large, well-located sites and its focus as a pure supplier may provide TA with the opportunity to make both fossil and, eventually, non-fossil fuels available and to potentially balance or adjust its product and service offerings as it may determine and subject to availability.

Conference Call
On May 4, 2021, at 10:00 a.m. Eastern time, TA will host a conference call to discuss its financial results and other activities for the three months ended March 31, 2021. Following management's remarks, there will be a question and answer period.
The conference call telephone number is 877-329-4614. Participants calling from outside the United States and Canada should dial 412-317-5437. No pass code is necessary to access the call from either number. Participants should dial in about 15 minutes prior to the scheduled start of the call. A replay of the conference call will be available for about a week after the call. To hear the replay, dial 412-317-0088. The replay pass code is 10153756.
A live audio webcast of the conference call will also be available in a listen only mode on TA's website at www.ta-petro.com. To access the webcast, participants should visit TA's website about five minutes before the call. The archived webcast will be available for replay on TA's website for about one week after the call. The transcription, recording and retransmission in any way of TA's first quarter conference call is strictly prohibited without the prior written consent of TA. The Company's website is not incorporated as part of this press release.

About TravelCenters of America Inc.
TA's nationwide business includes travel centers located in 44 U.S. states and in Canada and standalone truck service facilities located in three states. TA's travel centers operate under the "TravelCenters of America," "TA," "TA Express," "Petro Stopping Centers" and "Petro" brand names and offer diesel fuel and gasoline, restaurants, truck repair services, travel/convenience stores and other services designed to provide attractive and efficient travel experiences to professional drivers and other motorists. TA's standalone truck service facilities operate under the "TA Truck Service" brand name.

TRAVELCENTERS OF AMERICA INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except per share amounts)

	Three Months Ended March 31,
	2021	2020
Revenues:
Fuel	$1,077,258	$874,929
Nonfuel	447,914	425,007
Rent and royalties from franchisees	3,924	3,412
Total revenues	1,529,096	1,303,348

Cost of goods sold (excluding depreciation):
Fuel	999,828	792,974
Nonfuel	172,222	161,719
Total cost of goods sold	1,172,050	954,693

Site level operating expense	227,230	236,564
Selling, general and administrative expense	35,930	37,228
Real estate rent expense	63,869	63,588
Depreciation and amortization expense	23,829	28,560

Income (loss) from operations	6,188	(17,285)

Interest expense, net	11,384	7,456
Other expense, net	1,397	541
Loss before income taxes	(6,593)	(25,282)
Benefit for income taxes	850	6,741
Net loss	(5,743)	(18,541)
Less: net income for noncontrolling interest	76	20
Net loss attributable to common stockholders	$(5,819)	$(18,561)

Net loss per share of common stock attributable to common stockholders:
Basic and diluted	$(0.40)	$(2.23)

Weighted average vested shares of common stock	14,227	7,905
Weighted average unvested shares of common stock	344	407
These financial statements should be read in conjunction with TA's Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, to be filed with the U.S. Securities and Exchange Commission.

TRAVELCENTERS OF AMERICA INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in thousands, unless indicated otherwise)
TA believes the non-GAAP financial measures presented in the tables below are meaningful supplemental disclosures. Management uses these measures in developing internal budgets and forecasts and analyzing TA's performance and believes that they may help investors gain a better understanding of changes in TA's operating results and its ability to pay rent or service debt when due, make capital expenditures and expand its business. These non-GAAP financial measures also may help investors to make comparisons between TA and other companies and to make comparisons of TA's financial and operating results between periods.
The non-GAAP financial measures TA presents should not be considered as alternatives to net loss attributable to common stockholders, net loss, income (loss) from operations, operating margin, total fuel gross margin and nonfuel revenues or net loss per share of common stock attributable to common stockholders as an indicator of TA's operating performance or as a measure of TA's liquidity. Also, the non-GAAP financial measures TA presents may not be comparable to similarly titled amounts calculated by other companies.
TA believes that adjusted net loss, adjusted net loss per share of common stock attributable to common stockholders, EBITDA and adjusted EBITDA are meaningful disclosures that may help investors to better understand TA's financial performance by providing financial information that represents the operating results of TA's operations without the effects of items that do not result directly from TA's normal recurring operations and may allow investors to better compare TA's performance between periods and to the performance of other companies. TA calculates EBITDA as net loss before interest, income taxes and depreciation and amortization expense, as shown below. TA calculates adjusted EBITDA by excluding items that it considers not to be normal, recurring, cash operating expenses or gains or losses.
In addition, TA believes that, because it leases a majority of its travel centers, presenting adjusted EBITDAR and adjusted EBITDAR margin may help investors compare the value of TA against companies that own and finance ownership of their properties with debt financing, since these measures eliminate the effects of variability in leasing methods and capital structures. These measures may also help investors evaluate TA's valuation if it owned its leased properties and financed that ownership with debt, in which case the interest expense TA incurred for that debt financing would be added back when calculating EBITDA. Adjusted EBITDAR and adjusted EBITDAR margin are presented solely as valuation measures and should not be viewed as measures of overall operating performance or considered in isolation or as an alternative to net loss because they exclude the real estate rent expense associated with TA's leases and they are presented for the limited purposes referenced herein. TA calculates EBITDAR as net loss before interest, income taxes, real estate rent expense and depreciation and amortization expense and adjusted EBITDAR by excluding items that it considers not to be normal, recurring, cash operating expenses or gains or losses. TA calculates adjusted EBITDAR margin as adjusted EBITDAR as a percentage of total fuel gross margin and nonfuel revenues.
TA believes that net loss is the most directly comparable GAAP financial measure to adjusted net loss, EBITDA, adjusted EBITDA and adjusted EBITDAR and net loss per share of common stock attributable to common stockholders is the most directly comparable GAAP financial measure to adjusted net loss per share of common stock attributable to common stockholders.
The following tables present the reconciliations of the non-GAAP financial measures to the respective most directly comparable GAAP financial measures for the three months ended March 31, 2021 and 2020.

Calculation of adjusted net loss:	Three Months Ended March 31,
	2021	2020
Net loss	$(5,743)	$(18,541)
Add: QSL impairment(1)	650	—
Add: Asset write offs(2)	—	5,162
Add: Executive compensation expense(3)	—	1,710
Add: Field employee bonus expense(4)	—	1,388
Less: Net loss tax impact(5)	(164)	(2,082)
Adjusted net loss	$(5,257)	$(12,363)

TRAVELCENTERS OF AMERICA INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in thousands, unless indicated otherwise)

Calculation of adjusted net loss per share of common stock attributable to common stockholders (basic and diluted):	Three Months Ended March 31,
	2021	2020
Net loss per share of common stock attributable to common stockholders (basic and diluted)	$(0.40)	$(2.23)
Add: QSL impairment(1)	0.04	—
Add: Asset write offs(2)	—	0.62
Add: Executive compensation expense(3)	—	0.20
Add: Field employee bonus expense(4)	—	0.17
Less: Net loss tax impact(5)	(0.01)	(0.25)
Adjusted net loss per share of common stock attributable to common stockholders (basic and diluted)	$(0.37)	$(1.49)

Calculation of EBITDA, adjusted EBITDA and adjusted EBITDAR:	Three Months Ended March 31,
	2021	2020
Net loss	$(5,743)	$(18,541)
Less: Benefit for income taxes	(850)	(6,741)
Add: Depreciation and amortization expense	23,829	28,560
Add: Interest expense, net	11,384	7,456
EBITDA	28,620	10,734
Add: Executive compensation expense(3)	—	1,710
Add: Field employee bonus expense(4)	—	1,388
Adjusted EBITDA	28,620	13,832
Add: Real estate rent expense	63,869	63,588
Adjusted EBITDAR	$92,489	$77,420

Calculation of operating margin:	Three Months Ended March 31,
	2021	2020
Total revenues	$1,529,096	$1,303,348
Income (loss) from operations	6,188	(17,285)
Operating margin	0.4%	(1.3)%

Calculation of adjusted EBITDAR margin:	Three Months Ended March 31,
	2021	2020
Fuel gross margin	$77,430	$81,955
Nonfuel revenues	447,914	425,007
Total fuel gross margin and nonfuel revenues	$525,344	$506,962

Adjusted EBITDAR(6)	$92,489	$77,420
Adjusted EBITDAR margin	17.6%	15.3%

TRAVELCENTERS OF AMERICA INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in thousands, unless indicated otherwise)
(1) QSL Impairment. On April 21, 2021, TA completed the sale of its QSL business for $5.0 million, excluding costs to sell and certain closing adjustments. TA had classified its QSL business as held for sale as of December 31, 2020. During the three months ended March 31, 2021, TA recorded an additional impairment charge of $0.7 million relating to its QSL business, which was included in depreciation and amortization expense in TA's consolidated statement of operations and comprehensive loss.
(2) Asset Write Offs. During the three months ended March 31, 2020, TA wrote off $5.2 million related to truck service programs that were canceled. This amount was included in depreciation and amortization expense in TA's consolidated statement of operations and comprehensive loss.
(3) Executive Compensation Expense. TA agreed to accelerate the vesting of previously granted stock awards and make cash payments as part of TA's retirement and separation agreements with certain former executive officers. The accelerations and cash payments resulted in additional compensation expense of $1.7 million for the three months ended March 31, 2020, which were included in selling, general and administrative expense in TA's consolidated statement of operations and comprehensive loss.
(4)Field Employee Bonus Expense. In March 2020, TA paid cash bonuses to certain employees who continued to work at its locations during the COVID-19 pandemic. These bonuses resulted in additional compensation expense of $1.4 million for the three months ended March 31, 2020, which were included in site level operating expense in TA's consolidated statement of operations and comprehensive loss.
(5) Net Loss Tax Impact. TA calculated the income tax impact of the adjustments described above by using its estimated statutory income tax rate of 25.2% for the three months ended March 31, 2021 and 2020.
(6) Reconciliation from net loss, the financial measure determined in accordance with GAAP to the non-GAAP financial measure disclosed herein, is included in the supplemental table above.

TRAVELCENTERS OF AMERICA INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands)

	March 31, 2021	December 31, 2020
Assets:
Current assets:
Cash and cash equivalents	$520,028	$483,151
Accounts receivable, net	129,087	94,429
Inventory	163,397	172,830
Other current assets	27,658	35,506
Total current assets	840,170	785,916

Property and equipment, net	791,516	801,789
Operating lease assets	1,713,862	1,734,883
Goodwill	22,213	22,213
Intangible assets, net	11,365	11,529
Other noncurrent assets	117,219	87,530
Total assets	$3,496,345	$3,443,860

Liabilities and Stockholders' Equity:
Current liabilities:
Accounts payable	$213,157	$158,075
Current operating lease liabilities	111,866	111,255
Other current liabilities	178,650	175,867
Total current liabilities	503,673	445,197

Long term debt, net	525,229	525,397
Noncurrent operating lease liabilities	1,735,080	1,763,166
Other noncurrent liabilities	96,532	69,121
Total liabilities	2,860,514	2,802,881

Stockholders' equity (14,564 and 14,574 shares of common stock outstanding as of March 31, 2021 and December 31, 2020, respectively)	635,831	640,979
Total liabilities and stockholders' equity	$3,496,345	$3,443,860
These financial statements should be read in conjunction with TA's Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, to be filed with the U.S. Securities and Exchange Commission.

Warning Concerning Forward-Looking Statements
This press release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other securities laws. Whenever TA uses words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "will," "may" and negatives or derivatives of these or similar expressions, TA is making forward-looking statements. These forward-looking statements are based upon TA's present intent, beliefs or expectations, but forward-looking statements are not guaranteed to occur and may not occur. Actual results may differ materially from those contained in or implied by TA's forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors, some of which are beyond TA's control. Among others, the forward-looking statements which appear in this press release that may not occur include:
•Statements about increased operating results may imply that TA will realize similar or better results in the future and that TA's business may be profitable in the future. TA operates in a highly competitive industry and its business is subject to various market and other risks and challenges. As a result, TA may not be able to realize similar or better results in the future and it may fail to be profitable in the future for these or other reasons. Since TA became publicly traded in 2007, TA's operations have generated losses and only occasionally generated profits;
•Statements about TA commencing numerous initiatives that it believes will improve and enhance its operational efficiencies and profitability, increase diesel fuel and gasoline gross margin and fuel sales volume, increase market share in the truck service industry, improve merchandising and gross margin in store and retail services, improve operating effectiveness in its full service restaurants and expand its franchise base. Further, TA's statements about performance improvements it believes it has already realized from certain of these changes. However, TA may not be able to recognize the improvements to its operating results that it anticipates. In addition, the costs incurred to complete the initiatives may cost more than TA anticipates;
•Statements about TA's ability to effectively execute through challenging times caused by the COVID-19 pandemic may imply TA will continue to be able to effectively execute during the pandemic and its aftermath. However, it is uncertain when the pandemic may end and what its ultimate impact will be on the economy, the travel center industry and TA's business. As a result, TA may be unable to effectively execute if the pandemic continues for an extended duration or worsens;
•Statements about TA's discipline around managing expenses. However, TA may not realize or maintain these cost savings;
•Statements about various divisional changes and TA's expected benefits from those changes. TA may not realize the benefits it expects from these changes;
•Statements about TA's capital plan and the resulting benefits TA expects for its business and performances. Capital plans may take longer to complete and cost more than expected. Further, the projects pursued may not turn out as planned and may result in TA not realizing the benefits it expects;
•Statements about the commitment of TA's 2021 capital expenditures plan being in the range of $175.0 million and $200.0 million. TA may spend less or more than that amount;
•Statements about expecting to expand TA's network by entering into new franchise agreements. However, TA may not succeed in entering these agreements and the commencement and stabilization of any new franchisees may not occur or may be delayed, and these franchises may not be successful or generate the royalties for TA that it expects;
•Statements about TA's targeted returns on its capital expenditures. TA may not be able to realize those returns;
•Statements about investing capital into relationships with companies that supply, distribute or store electric or other non-fossil fuel, alternative energy resources. TA may decide not to invest capital into these relationships and these relationships may not materialize or become beneficial, and if TA does further pursue this business or make these investments TA may not realize the returns or other benefits it may expect and TA could realize losses; and
•Statements about TA's new eTA division, its new management, its strategy and plan development, its California Energy Commission grant and its developing of collaborative relationships with groups in both electric and hydrogen vehicles. The alternative fuel market is still in its early stages and it is not clear which, if any, of those fuels and technologies will achieve commercial success and scale. As a result, it is uncertain how TA's business may change, adapt or evolve for the new fuels and technologies. TA's pursuit of any of these may not be successful and it may incur losses with respect to these efforts.

The information contained in TA's periodic reports, including TA's Annual Report on Form 10-K for the year ended December 31, 2020, which has been filed with the U.S. Securities and Exchange Commission, or SEC, and TA's Quarterly Report on Form 10-Q for the period ended March 31, 2021, which has been or will be filed with the SEC, under the caption "Risk Factors," or elsewhere in those reports, or incorporated therein, identifies other important factors that could cause differences from TA's forward-looking statements. TA's filings with the SEC are available on the SEC's website at www.sec.gov.
You should not place undue reliance upon forward-looking statements. Except as required by law, TA does not intend to update or change any forward-looking statement as a result of new information, future events or otherwise.
(End)